Subsidiaries of the Registrant

Name of Subsidiary and Name               Jurisdiction of Incorporation
---------------------------               -----------------------------
under which Subsidiary does Business
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ComTelco (Research) AG                    Switzerland

ComTelco (Vertriebs) AG                   Switzerland

ComTelco (Deutschland) GmbH               Germany

ComTelco Softwarevertriebs-GmbH           Austria